Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-201321 of our report dated October 10, 2014 (January 25, 2015 as to the effects of the stock split described in Note 1 and in Note 12) relating to the consolidated financial statements and consolidated financial statement schedule of Inovalon Holdings, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

McLean, Virginia

January 29, 2015